UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 15, 2011

ARTESIAN RESOURCES CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	000-18516	51-0002090
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

664 Churchmans Road, Newark, Delaware	19702
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:	302-453-6900

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01 Entry Into a Material Definitive Agreement

On July 15, 2011, Artesian Water Company, Inc. (“Artesian Water”), a wholly owned subsidiary of Artesian Resources Corporation, entered into a Financing Agreement (the “Financing Agreement”) with the Delaware Drinking Water State Revolving Fund, acting by and through the Delaware Department of Health & Social Services, Division of Public Health, a public agency of Delaware (the “Department”). The Department makes loans to, and acquires obligations of, eligible persons in Delaware to finance the costs of drinking water facilities in accordance with the Federal Safe Drinking Water Act using funds from the Delaware Safe Drinking Water Revolving Fund (the "Fund").

Under the Financing Agreement, the Department has agreed to advance to Artesian Water up to approximately $3.6 million (the “Loan”) from the Fund to finance all or a portion of the cost to replace specific water transmission mains in service areas located in New Castle County, Delaware (collectively, the “Project”).  In accordance with the Financing Agreement, Artesian Water will from time to time request funds under the Loan as it incurs costs in connection with the Project.  Pursuant to a General Obligation Note, Series 2011-SRF, dated as of July 15, 2011, entered into in connection with the Financing Agreement (the “Note”), borrowings under the Financing Agreement bear interest at a rate of 1.7% per annum and are further subject to an administrative fee at a rate of 1.7% per annum.  Interest and the administrative fee accrue starting on July 15, 2011 and are payable semiannually in arrears on each January 1 and July 1, commencing on January 1, 2012 (each, a “Payment Date”).  Artesian Water is obligated to pay only interest and the administrative fee during the period commencing on July 15, 2011 and ending on the earlier of (i) the Payment Date next succeeding the date on which the Project is actually completed and (ii) July 15, 2013.  After the end of such period, in addition to payment of interest and the administrative fee, Artesian Water will begin making principal payments semiannually on each Payment Date on the outstanding principal amount of the Loan in accordance with the terms of the Note. The final maturity date of the Note on which all unpaid principal, interest and administrative fee are due and payable is July 1, 2032.

The Financing Agreement contains certain covenants that are binding on Artesian Water (which are in some cases subject to certain exceptions), including, but not limited to, affirmative obligations to maintain its legal existence, to maintain proper books of record and account, to deliver certain officer’s certificates to the Department as to the nonexistence of an event of default under the Financing Agreement and to consult with the Department in the event that Artesian Water is required to borrower additional funds in order to complete the Project.

The Financing Agreement contains customary events of default (which are in some cases subject to certain exceptions and cure periods), including, but not limited to, with respect to nonpayment of principal, interest or any administrative fee, failure to perform or observe covenants, breaches of representations and warranties and certain bankruptcy-related events or other relief proceedings. If an event of default shall have occurred and be continuing, the Department may, in addition to any other remedies provided in the Financing Agreement or by law, discontinue advances under the Financing Agreement and declare immediately due and payable all amounts due or to become due under the Financing Agreement and the Note.

The foregoing description of the Financing Agreement and the Note is qualified in its entirety by reference to the Financing Agreement and the Note, which are attached hereto as Exhibit 10.1 and Exhibit 10.2 respectively and are incorporated by reference into this Current Report on Form 8-K.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Exhibit
10.1
Financing Agreement, dated as of July 15, 2011, between Artesian Water Company, Inc. and Delaware Drinking Water State Revolving Fund, acting by and through the Delaware Department of Health & Social Services, Division of Public Health.

10.2
General Obligation Note (New Castle County Water Main Transmission Replacements Projects), Series 2011-SRF, dated as of July 15, 2011, issued by Artesian Water Company, Inc. in favor of Delaware Drinking Water State Revolving Fund, acting by and through the Delaware Department of Health & Social Services, Division of Public Health.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARTESIAN RESOURCES CORPORATION
Date: July 19, 2011	By: /s/ David B. Spacht
David B. Spacht
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Exhibit
10.1
Financing Agreement, dated as of July 15, 2011, between Artesian Water Company, Inc. and Delaware Drinking Water State Revolving Fund, acting by and through the Delaware Department of Health & Social Services, Division of Public Health.

10.2
General Obligation Note (New Castle County Water Main Transmission Replacements Projects), Series 2011-SRF, dated as of July 15, 2011, issued by Artesian Water Company, Inc. in favor of Delaware Drinking Water State Revolving Fund, acting by and through the Delaware Department of Health & Social Services, Division of Public Health.